Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below).
The Offer is made solely pursuant to the Offer to Purchase, dated August 15, 2018, and the related
Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares.  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other applicable laws of  such jurisdiction.
In those jurisdictions where applicable laws require the
Offer to be made  by a licensed broker or dealer, the
Offer will be deemed to be made on behalf of
Purchaser (as defined below) by one or
more registered  brokers or dealers
licensed under the laws of
such jurisdiction to be
designated by
Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Jamba, Inc.
a Delaware corporation

at

$13.00 Net Per Share
Pursuant to the Offer to Purchase Dated August 15, 2018

by

Jay Merger Sub, Inc.
a wholly owned subsidiary of

Focus Brands Inc.

Jay Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Focus Brands Inc. (“Parent”), a Delaware corporation, is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as described below, any and all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Jamba, Inc., a Delaware corporation (“Jamba”), at a price of $13.00 per Share, without interest (the “Offer Price”), net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 15, 2018 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

Stockholders of record who tender directly to Continental Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), EASTERN TIME, ON WEDNESDAY, SEPTEMBER 12, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 1, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among Jamba, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Jamba (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with Jamba continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no Jamba stockholder vote will be required to adopt the Merger Agreement and consummate the Merger.  As a result of the Merger, each outstanding Share immediately prior to the effective time of the Merger (other than Shares (i) owned by Jamba as treasury stock, (ii) owned by Parent, Purchaser or any wholly owned subsidiary of Parent or Jamba and (iii) held by Jamba stockholders who properly demand and do not lose or withdraw their appraisal rights under Delaware law) will be converted automatically into the right to receive $13.00 per Share in cash (without interest and less any applicable withholding taxes). Following the Merger, Jamba will cease to be a publicly traded company.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of (i) the Minimum Tender Condition and (ii) the HSR Condition. The “Minimum Tender Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6) of the DGCL), and not validly withdrawn, together with any Shares owned by Purchaser or its affiliates, equals at least a majority of the outstanding Shares as of one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018 (the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not been received prior to the Expiration Time are excluded.  The “HSR Condition” requires that all waiting periods (including all extensions thereof) applicable to the purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have expired or been terminated.  The Offer is also subject to other conditions as described in the Offer to Purchase. The conditions to the Offer must be satisfied or waived on or prior to the Expiration Time.

The board of directors of Jamba has duly (i) declared that the Merger Agreement, including the Offer, the Merger and the other transactions  contemplated thereby, are fair to, and in the best interests of, Jamba and its stockholders; (ii) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopted and approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approved the execution, delivery and performance by Jamba of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommended that Jamba’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Merger Agreement contains provisions governing the circumstances in which the Offer may be extended. Specifically, the Merger Agreement provides that, Purchaser will extend the Offer: (i) for any period required by any applicable law or any interpretation or position of the Securities and Exchange Commission (the “SEC”) applicable to the Offer, (ii) for periods of up to 10 business days per extension until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated and (iii) at the request of Jamba, if as of any then scheduled Expiration Time any Offer condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Purchaser, to permit such Offer condition to be satisfied.  Parent and Purchaser will not be required to extend the Offer to a date subsequent to November 29, 2018 (the “Outside Date”).

If Purchaser extends the Offer, it will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern Time, on the next business day after the day of the scheduled Expiration Time.

Subject to the applicable rules and regulations of the SEC, Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any Offer condition or waive or make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that Parent and Purchaser are not permitted to (i) reduce the Offer Price, (ii) waive, amend or modify the Minimum Tender Condition or the condition that the Merger Agreement has not been terminated in accordance with its terms, (iii) impose conditions or requirements to the Offer in addition to the Offer conditions or amend, modify or supplement any Offer condition in a manner adverse to the holders of the Shares, (iv) extend or otherwise amend or modify the Expiration Time (other than in accordance with the terms of the Merger Agreement), (v) terminate the Offer (other than in accordance with the terms of the Merger Agreement), (vi) change the form of consideration payable in the Offer, (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (viii) decrease the number of Shares sought to be purchased in the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Time, Purchaser will accept for payment all Shares validly tendered and not validly withdrawn prior to the Expiration Time, and Purchaser will pay for such Shares promptly (and in any event within three business days) after the Expiration Time. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares (whether before or after its acceptance for payment of Shares) or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Parent or Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Holders of Shares who wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot comply with the procedures for book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Time, may nevertheless tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and may also be withdrawn at any time after October 14, 2018, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.

For a withdrawal to be effective, a written (or, with respect to Eligible Institutions (as defined in the Offer to Purchase), facsimile transmission) notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Purchaser’s determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Jamba has provided Purchaser with Jamba’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, Letter of Transmittal and other Offer related materials to holders of Shares.  The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Jamba’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The tender of Shares in the Offer for cash or the exchange of Shares for cash pursuant to the Merger will be a taxable transaction to United States Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Each holder of Shares is urged to consult with its tax advisor as to the particular tax consequences to such holder of tendering Shares for cash in the Offer or exchanging Shares for cash pursuant to the Merger (including the application and effect of any state, local or non-U.S. laws).

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to Okapi Partners LLC (the “Information Agent”) at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Except as set forth in the Offer to Purchase, neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: 212-297-0720

Stockholders and All Others Call Toll-Free: 855-208-8901

Email: info@okapipartners.com

August 15, 2018